Exhibit 99.1
Press Release

Triad Guaranty Inc. Reports Fourth Quarter and Year End Results

WINSTON-SALEM, N.C., February 25, 2010 -- Triad Guaranty Inc. (OTCBB: TGIC) today reported a net loss for the quarter ended December 31, 2009 of $79.1 million compared to a net loss of $101.9 million for the third quarter of 2009 and a net loss of $122.2 million for the fourth quarter of 2008.  The 2009 fourth quarter diluted loss per share was $5.26 compared to a diluted loss per share of $6.78 for the 2009 third quarter and $8.16 for the fourth quarter of 2008.

The net loss for the year ended December 31, 2009 was $595.6 million compared to a net loss of $631.1 million for the year ended December 31, 2008.  The diluted loss per share was $39.70 for the year ended December 31, 2009 compared to a diluted loss per share of $42.27 for the year ended December 31, 2008.

Ken Jones, President and CEO, said, “The fourth quarter of 2009 continued to be a very difficult environment for our business.  First-time defaults, while down moderately from earlier 2009 quarters, continued at a high volume.  We have seen very little permanent impact to date from the existing loan modification programs and, consequently, the cure rates on existing defaults remain at historic lows and have shown little sign of improvement.  As a company in run-off, our primary focus remains on the efficient and effective servicing of our insured portfolio, particularly with respect to loss management, in order to maximize our claims-paying ability.”

Total insurance in force declined to $50.5 billion at December 31, 2009, a 7.5% drop from September 30, 2009 and a 19.3% decline from December 31, 2008.  Persistency rates have remained high over the past year due primarily to more restrictive credit standards in mortgage lending and declines in home prices, both of which limit the opportunities for borrowers to refinance existing mortgages.  The majority of the decline in insurance in force over the past year is attributable to paid claims and rescinded coverage, as opposed to refinancing or sales. In addition, during the fourth quarter five Modified Pool contracts terminated in accordance with their terms after reaching the paid stop loss, which accounted for approximately 2% of the decline in insurance in force during the quarter.

1

Total revenues increased sequentially by $6.5 million to $57.8 million for the fourth quarter of 2009, as compared to $51.3 million in the third quarter of 2009 and $41.4 million in the fourth quarter of 2008.  Driving the fourth quarter growth in revenues was a gain of $12.9 million related to the sale of the operating platform to Essent Guaranty, Inc.  Earned premiums were essentially flat for the fourth quarter of 2009 when compared to the 2009 third quarter, but declined 30% when compared to the fourth quarter of 2008.  The decline in year-over-year earned premiums was primarily due to the decline in insurance in force combined with the impact of refunds and expected refunds of premium relating to rescission activity.  Revenues in the fourth quarter of 2008 were negatively impacted by an $18.9 million non-cash impairment loss, while the Company realized a small investment gain of $0.7 million in the fourth quarter of 2009.

Net losses and loss adjustment expenses were $128.9 million for the fourth quarter of 2009, down from $145.8 million in the 2009 third quarter and $178.1 million for the fourth quarter of 2008.  Net settled claims totaled $153.7 million in the 2009 fourth quarter, down slightly from $157.9 million in the 2009 third quarter, but up significantly when compared to the $69.4 million settled in the fourth quarter of 2008.  The increase in net settled claims during 2009 reflects the progression through the foreclosure process of a higher number of defaults from the 2006 and 2007 vintages.  In the fourth quarter of 2009, loss reserves declined by $30.2 million compared to a decline of $15.8 million in the 2009 third quarter, while loss reserves increased by $106.1 million in the fourth quarter of 2008.

As a result of the Corrective Orders issued by the Illinois Department of Insurance, since June 1, 2009, all valid claims under Triad’s mortgage guaranty insurance policies have been settled 60% in cash and 40% by the creation of a deferred payment obligation (“DPO”) payable to the insured.  The DPO requires that the Company accrue a carrying charge, or interest, based on the investment yield earned by its investment portfolio.  Payments of the carrying charge and the DPO will be subject to the future financial performance of the operating insurance subsidiary and will require the approval of the Director of the Illinois Department of Insurance.  Under U.S. generally accepted accounting principles, the DPOs and the related accrued interest are recorded as liabilities and are included in the “deferred payment obligation” line on our balance sheet.   Other operating expenses were down moderately for the fourth quarter of 2009 as compared to the third quarter of 2009 and the fourth quarter of 2008 as the Company continues through the run-off process.  The increase in interest expense in the fourth quarter of 2009 reflects an additional $1.5 million of accrued interest related to the DPOs.

2

We have updated the quarterly statistical and supplemental information for the 2009 fourth quarter results on our web site at www.triadguaranty.com.   The supplemental information can be found under “Investors” and then under “Webcasts and Presentations” by the title “Supplemental Information – Fourth Quarter 2009”.

(Relevant Triad Guaranty Inc. financial and statistical information follows)

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business.  For more information, please visit the Company's web site at www.triadguaranty.com.

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including: the possibility that the Illinois Department of Insurance may take various actions regarding Triad if it does not operate its business in accordance with its revised financial and operating plan and the corrective orders, including seeking receivership proceedings; our ability to operate our business in run-off and maintain a solvent run-off; our ability to continue as a going concern; the possibility of general economic and business conditions that are different than anticipated; legislative, regulatory, and other similar developments; changes in interest rates, employment rates, the housing market, the mortgage industry and the stock market; the possibility that there will not be adequate interest in the Company’s common stock on the over the counter markets to ensure efficient pricing; and various factors described under "Risk Factors" and in the “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in other reports and statements filed with the Securities and Exchange Commission.  Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE: Triad Guaranty Inc.
CONTACT: Bob Ogburn, Vice President and Treasurer, at 336.723.1282 ext. 1167 or bogburn@tgic.com

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Triad Guaranty Inc.
Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)

	2009	2008	2009	2008
	(Dollars in thousands except per share amounts)

Earned premiums	$34,891	$49,840	$179,658	$257,423
Net investment income	9,739	10,509	44,133	$39,580
Net realized investment gains (losses)	649	(18,944)	1,354	(26,559)
Other income	12,536	2	12,666	8
Total revenues	57,815	41,407	237,811	270,452

Losses and loss adjustment expenses:
Net settled claims	153,749	69,373	515,413	237,080
Change in reserves	(30,195)	106,080	272,553	665,549
Loss adjustment expenses	5,370	2,646	19,661	20,672
Net losses and loss adjustment expenses	128,924	178,099	807,627	923,301

Interest expense	2,243	694	6,034	3,557
DAC amortization	-	-	-	39,416
Other operating expenses - net	8,160	8,639	35,911	58,709
Loss before income taxes	(81,512)	(146,025)	(611,761)	(754,531)

Income tax benefit	(2,368)	(23,818)	(16,129)	(123,404)

Net loss	$(79,144)	$(122,207)	$(595,632)	$(631,127)

Diluted loss per share	$(5.26)	$(8.16)	$(39.70)	$(42.27)

Diluted weighted average common and common
stock equivalents outstanding (in thousands)	15,059	14,980	15,002	14,930

Triad Guaranty Inc.
Consolidated Balance Sheet

	(Unaudited)
	December 31,	December 31,
	2009	2008
	(Dollars in thousands except per share amounts)
Assets:
Invested assets:
Fixed maturities, available for sale, at market	$784,830	$854,186
Equity securities, available for sale, at market		583
Short-term investments	26,651	40,653
	811,481	895,422

Cash and cash equivalents	21,839	39,940
Prepaid federal income tax	-	15
Reinsurance recoverable	233,499	150,848
Other assets	58,007	44,309

Total assets	$1,124,826	$1,130,534

Liabilities:
Losses and loss adjustment expenses	$1,537,043	$1,187,840
Unearned premiums	12,153	15,863
Deferred income tax	-	-
Long-term debt	34,540	34,529
Deferred payment obligation	168,386	-
Other liabilities	79,062	28,968

Total liabilities	1,831,184	1,267,200

Stockholders' equity:
Accumulated deficit	(851,141)	(255,509)
Accumulated other comprehensive income	30,782	6,063
Other equity accounts	114,001	112,780

Total stockholders' deficit in assets	(706,358)	(136,666)

Total liabilities and stockholders' equity	$1,124,826	$1,130,534

Stockholders' deficit in assets per share:	$(46.29)	$(9.01)

Common shares outstanding	15,258,128	15,161,259

Triad Guaranty Inc.
Consolidated Statement of Cash Flow

	Twelve Months Ended
	December 31,

	(Unaudited)
	2009	2008
	(Dollars in Thousands)

OPERATING ACTIVITIES
Net loss	$(595,632)	$(631,127)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Increase in loss and unearned premium reserves	345,493	825,971
Amounts due to/from reinsurer	(83,363)	(150,839)
Net realized investment (gains) losses	(1,354)	26,559
Policy acquisition costs deferred	-	(3,173)
Amortization of policy acquisition costs	-	39,416
Deferred income taxes	(13,311)	(121,392)
Redemption of Tax and Loss Bonds	15	115,993
Deferred payment obligation	168,386	-
Other operating activities	44,856	45,730

Net cash (used in) provided by operating activities	(134,910)	147,138

INVESTING ACTIVITIES
Purchases of investment securities	(182,251)	(839,372)
Sales and maturities of investment securities	284,188	674,688
Net change in short-term investments	13,915	14,074
Other investing activities	957	(1,296)

Net cash provided by (used in) investing activities	116,809	(151,906)

FINANCING ACTIVITIES
Repayments on credit facility	-	(80,000)
Excess tax benefits related to share based compensation	-	15

Net cash used in financing activities	-	(79,985)

Foreign currency translation adjustment	-	(118)

Net decrease in cash	(18,101)	(84,871)
Cash at beginning of period	39,940	124,811

Cash at end of period	$21,839	$39,940

TRIAD GUARANTY INC.
Sequential Quarterly Financial Statements
(unaudited)

	Condensed Statements of Operations For The Quarter Ended
	(Dollars in thousands)
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008	2008	2008	2008	2007
Revenue:
Earned premiums	$34,891	$35,576	$64,833	$44,358	$49,840	$65,654	$69,864	$72,065	$73,130
Net investment income	9,739	12,342	10,859	11,192	10,509	10,349	9,175	9,547	9,544
Realized investment gains (losses)	649	3,253	2,017	(4,565)	(18,944)	(6,519)	(3,799)	2,703	(29)
Other income (loss)	12,536	127	2	2	2	2	2	2	2
Total revenues	57,815	51,298	77,711	50,987	41,407	69,486	75,242	84,317	82,647
Losses and expenses:
Net settled claims	153,749	157,881	149,863	53,920	69,372	59,357	68,263	40,471	36,341
Change in reserves	(30,195)	(15,836)	278,956	39,628	106,080	165,958	218,568	174,561	150,687
Loss adjustment expenses	5,370	3,713	2,549	8,029	2,647	5,879	5,918	6,227	4,624
Net losses and LAE	128,924	145,758	431,368	101,577	178,099	231,194	292,749	221,259	191,652
Change in premium deficiency reserve	-	-	-	-	-	-	(15,000)	15,000	-
Interest expense	2,243	1,202	1,895	694	694	691	696	1,476	1,828
Amortization of DAC	-	-	-	-	-	-	-	39,416	4,637
Other operating expenses	8,160	9,659	8,680	9,411	8,639	8,726	27,238	14,106	10,895
Total losses and expenses	139,327	156,619	441,943	111,682	187,432	240,611	305,683	291,257	209,012
Income (loss) before income taxes	(81,512)	(105,321)	(364,232)	(60,695)	(146,025)	(171,125)	(230,441)	(206,940)	(126,365)
Income taxes (benefit)	(2,368)	(3,426)	(4,813)	(5,521)	(23,818)	(11,030)	(31,630)	(56,926)	(51,406)
Net income (loss)	$(79,144)	$(101,895)	$(359,419)	$(55,174)	$(122,207)	$(160,095)	$(198,811)	$(150,014)	$(74,959)

	Condensed Balance Sheets As Of
	(Dollars in thousands)
	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008	2008	2008	2008	2007
Assets
Invested assets	$811,481	$846,905	$851,640	$918,531	$895,422	$890,720	$869,022	$760,073	$784,539
Cash	21,839	7,480	31,600	21,394	39,940	47,818	19,669	80,544	124,811
Real estate acquired	-	-	-	526	713	3,661	6,202	8,993	10,860
Deferred policy acquisition costs	-	-	-	-	-	-	-	-	36,243
Prepaid federal income tax	-	-	-	15	15	15	63,184	115,598	116,008
Reinsurance recoverable	233,499	245,436	234,248	182,589	150,848	111,827	55,316	93,244	5,815
Other assets	58,007	54,331	57,650	52,307	43,596	47,915	50,405	52,572	54,577
Total assets	$1,124,826	$1,154,152	$1,175,138	$1,175,362	$1,130,534	$1,101,956	$1,063,798	$1,111,024	$1,132,853

Liabilities and stockholders' equity
Liabilities:
Losses and loss adjustment expenses	$1,537,043	$1,576,303	$1,591,207	$1,262,746	$1,187,840	$1,042,053	$817,262	$547,766	$359,939
Premium deficiency reserve	-	-	-	-	-	-	-	96,073	-
Deferred income taxes	-	-	-	-	-	22,889	30,386	61,522	123,297
Borrowing under credit facility	-	-	-	-	-	-	-	-	80,000
Long term debt	34,540	34,537	34,535	34,532	34,529	34,527	34,527	34,522	34,519
Deferred payment obligation	168,386	97,048	27,020	-	-	-	-	-	-
Accrued expenses and other liabilities	91,215	71,291	52,066	59,477	44,831	30,887	40,714	32,699	36,247
Total liabilities	1,831,184	1,779,179	1,704,828	1,356,755	1,267,200	1,130,356	922,889	772,582	634,002
Total stockholders' equity (deficit in assets)	(706,358)	(625,027)	(529,690)	(181,393)	(136,666)	(28,400)	140,909	338,442	498,851
Total liabilities and stockholders' equity	$1,124,826	$1,154,152	$1,175,138	$1,175,362	$1,130,534	$1,101,956	$1,063,798	$1,111,024	$1,132,853